Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

James F. Ropella
Senior Vice President and Chief Financial Officer
(608) 232-5970
jropella@firstbusiness.com

First Business Financial Services, Inc. Announces Pricing of $25.3 Million Common Stock Offering

MADISON, Wis.- December 4, 2012 (GLOBE NEWSWIRE) - First Business Financial Services, Inc. (NASDAQ: FBIZ) (the “Company”), the parent company for First Business Bank and First Business Bank - Milwaukee, announced today that it has priced a public offering of 1,100,000 shares of common stock at $23.00 per share. The Company expects to close the offering on Monday, December 10, 2012. Stifel, Nicolaus & Company, Incorporated is serving as lead manager and sole book runner and Raymond James & Associates, Inc. and FIG Partners, LLC are serving as co-managers for the offering. The Company has granted the underwriters a 30-day option to purchase up to an additional 165,000 shares, representing 15% of the total number of shares to be sold by the Company in the offering, to cover over-allotments, if any.
The Company expects that the net proceeds from this offering will support the future growth of its organization by allowing the Company to accelerate its organic growth in existing or new markets and to potentially pursue opportunistic acquisitions of similar or complementary financial services organizations. The immediate use of the net proceeds from this offering will be to repay a portion of the Company's existing subordinated debt.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy any common shares, nor shall there be any sale of such common shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering will be made only by means of a prospectus, copies of which may be obtained by contacting Stifel, Nicolaus & Company, Incorporated Attn: Prospectus Department, One South Street, 15th Floor, Baltimore, MD 21202 or by telephone at (855) 300-7136.
About First Business Financial Services, Inc.
First Business Financial Services (Nasdaq:FBIZ) is a $1.2 billion Wisconsin-based bank holding company that specializes in focused financial solutions for businesses, key executives, and high net worth individuals through its operating companies. It is the 2nd largest Wisconsin-based commercial bank holding company listed on NASDAQ or the NYSE. Its companies include: First Business Bank - Madison; First Business Bank - Milwaukee; First Business Bank - Northeast; First Business Trust & Investments; First Business Equipment Finance, LLC; and First Business Capital Corp. For additional information, visit www.firstbusiness.com or call (608) 238-8008.

Forward Looking Statements
This press release includes "forward-looking" statements related to First Business Financial Services, Inc. (the "Company") that can generally be identified as describing the Company's future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

For further information about the factors that could affect the Company's future results, please see the Company's prospectus filed as part of a Registration Statement on Form S-1, annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission.